Exhibit 8.1

Subsidiaries of Xenova

Xenova Limited
Xenova Research Limited (formerly Cantab Pharmaceuticals Research Limited)[1]
Cantab Pharmaceuticals Limited (formerly Cantab Pharmaceuticals plc)
KS Biomedix Holdings plc
KS Canada Holdings Inc[1]
KS Canada Inc[1]
KS Avicenna Inc[1]
Xenova Discovery Limited
Xenova U.K. Limited
Xenova Biomedix Limited (Formerly KS Biomedix Limited)[1]
Oncocene Limited
Cantab Pharmaceuticals Inc[1]
MetaXen LLC[1]
The Xenova Pension Trustee Company Limited[1]

[1]	Held indirectly by subsidiary companies